Exhibit 11
                      Computation of Earnings Per Share





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                     Lannett Company, Inc and Subsidiary

                     STATEMENT RE COMPUTATION OF EARNINGS
                                  PER SHARE

                                                       Year Ended June 30                      Year Ended June 30
                                                       1999           1999                  1998               1998
                                                    ------------------------------------------------------------------
                                                    Net Income       Shares              Net Income            Shares
Basic earnings per share factors                    $1,308,138      5,206,128            $1,025,722          5,206,128

Effect of potentially dilutive
option plans and debentures:

 Interest on debentures                                180,000                              182.500

 Conversion on debentures                                           9,542,636                               10,144,000

Employee stock options                                                                                          48,000
                                                    ----------     ----------            ----------         ----------

Diluted earnings per share factors                  $1,488,138     14,748,764            $1,208,222         15,398,128
                                                    ----------     ----------            ----------         ----------


Basic earnings per share                            $     0.25                           $     0.20

Diluted earnings per share                          $     0.10                           $     0.08

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